Exhibit  10.21  FTL Stock Purchase Agreement

                            STOCK PURCHASE AGREEMENT


THIS AGREEMENT is entered into on the 17th day of August, 1999, by and between The Hartcourt Companies, Inc., a Utah corporation, or its assignee ("BUYER") with principal offices located at 1198 E. Willow St., Long Beach, CA 90806, USA; and Financial Telecom Limited, ("SELLER") a Hong Kong corporation with principal office at 308 Hang Bong Commercial Centre, 28 Shanghai Street, Kowloon, Hong Kong. BUYER and SELLER are referred to collectively herein as the "Parties"

                             PRELIMINARY STATEMENTS

SELLER desires to sell and BUYER desires to purchase 4,964,990 shares of common capital stock to be issued by SELLER and any and all options, warrants, and other rights that such stock shall carry with it.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, Parties agree as follows:

SECTION 1.  PURCHASE AND SALE OF SELLERS STOCK.

Basic Transaction. Subject to and in reliance upon the representations, warranties and agreements hereinafter set forth, and subject to the terms and conditions hereinafter set forth, BUYER agrees to purchase from the SELLER, all of the SELLER'S Common Capital Stock above referred to hereinabove, to wit, 4,964,990 shares of capital stock, which in the aggregate will constitute 58.53% of the expanded capital of SELLER. These shares shall be free and clear of all liens and encumbrances, for the consideration specified below in this Section 1.

A. Purchase Price. BUYER agrees to pay to the SELLER at Closing (defined in Section 1.B. below) a purchase price as determined pursuant to Section 1.A.i. below (the "Purchase Price") and which Purchase Price shall be paid as provided in Section 1.A.ii. below.

i. The Purchase Price shall be 4.713 Hong Kong Dollars (HK$4.713) per share for a total of HK$23.4 Million.

ii. Fifty (50%) percent of said purchase price (HK$11.7 Million) shall be paid in cash and the remaining fifty(50%) percent paid in free-trading shares of BUYER or any NASDAQ listed company acceptable to the present shareholders of SELLER.

iii. The Purchase Price shall be paid by BUYER on the Closing Date in the following manner:

a. Two-third (2/3) of the cash portion, being HK$7,800,000, shall be remitted by BUYER by telegraphic transfer to SELLER's bank account (with Wing Lung Bank Ltd of Account No. 06-000-4115-6 at Ground Floor, 112 Queen's Road Central, Hong
Kong) two (2) days before Closing and the remaining HK$3,800,000, sixty (60) days after Closing.

b. The free-trading shares portion shall be delivered and deposited on Closing to SELLER's account opened with a stock broker in the United States.

iv. The stamp duty to be paid to the Hong Kong Government in connection to the transactions contemplated by this Agreement shall be for the account of the BUYER. The stamp duty shall be paid by SELLER on behalf of BUYER. BUYER shall reimburse SELLER for the full amount paid by SELLER within seven (7) days after receiving the invoice for this purpose from SELLER.

B. Post-Closing Adjustment. In the event the final closing Net Worth (as defined below) as of the Closing Date shall be more than $5,000 less than the Net Worth reported in the balance sheet dated as of February 28, 1999, which shall be delivered to BUYER simultaneously with execution of this Agreement, then SELLER shall pay to BUYER, within ten (10) days following notice of such deficiency, an amount calculated as follows:

     HK$23,400,000 x [1 - (Closing Net Worth / February 28, 1999 Net Worth)]

In the event the final closing Net Worth (as defined below) as of the Closing Date shall be more than $5,000 over and above the Net Worth reported in the balance sheet dated as of February 28, 1999, which shall be delivered to BUYER simultaneously with the execution of this Agreement, then BUYER shall pay to SELLER within ten (10) days following notice of such increment, an amount calculated as follows:

     HK$23,400,000 x [(Closing Net Worth / February 28, 1999 Net Worth) - 1]

For purposes hereof, the Net Worth of SELLER shall be equal to the sum of total assets less total liabilities.

For the avoidance of doubt, Parties agree that the adjustment described hereinabove shall not in any manner affect or change the holding of BUYER of 58.53% in SELLER's expanded capital immediately after the completion of the transaction anticipated in the Agreement.

C.  The  Closing  and  the  Closing  Date.  The  closing  of  the   transactions
contemplated by this Agreement (the "Closing") shall take place at the offices of SELLER in Hong Kong, commencing at 10:00 a.m. local time on the third (3rd) business day following the satisfaction or waiver of all conditions (including all conditions set forth in Section 6 hereto) to the obligations of the Parties to consummate the transactions contemplated hereby, including all necessary regulatory approvals, other than conditions with respect to actions the respective Parties will take at the Closing itself or thereafter) or such other date as BUYER and the SELLER may mutually agree but not later than 45 days from the execution of this Agreement (the "Closing Date").

D. Deliveries at Closing. At the Closing, (i) the SELLER will deliver to BUYER the various certificates, instruments, and documents referred to in Section 6.A.i. and 6.A.iii. below, (ii) BUYER will deliver to the SELLER the various certificates, instruments, and documents referred to in Section 6.B.ii. below,
(iii) SELLER will deliver to BUYER stock certificates representing all of the 4,964,990 shares SELLER Stock original certificates or endorsed in blank or accompanied by duly executed assignment documents, and (iv) BUYER will deliver to SELLER the consideration in the manner specified in Section 1.A. above.

E. As used herein, the term shares of The Hartcourt Companies, Inc. refers to free trading common stock, the certificates for which shall not bear any legend restricting transfer of the shares. All payments referred to herein which are payable in Common Stock shall be based on the average closing price per share of such Common Stock quoted on the NASDAQ bulletin board , or on such other securities exchange as the Common Stock is then trading, for the seven (7) trading days prior to the Closing Date.

SECTION 2.  REPRESENTATION AND WARRANTIES RELATING TO SELLERS .

The SELLER, represents and warrants to BUYER that the statements contained in this Section 2 are current and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2). Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the disclosure identifies the exception with particularity and describes the relevant facts in detail. In addition, for purposes of this Agreement, the terms "reserved" or "reflected" when used with reference to financial statements shall mean an item accounted for either: (a) as an expense on the income statements included in such financial statements; or (b) as an offset to a particular asset account or as a liability on the balance sheet included in such financial statements. The terms "reserved" or "reflected" shall not mean an item which is disclosed in the notes to a financial statement and which is not also accounted for in the financial statements as contemplated in the preceding sentence.

For purposes of this Agreement, an inaccuracy, breach or non-fulfillment of a warranty, representation or covenant shall not constitute any inaccuracy, breach or non-fulfillment hereunder unless and until the aggregate of all such inaccuracies, breaches, and non-fulfilled representations or covenants exceeds the sum of Twenty thousand ($20,000) dollars. All such inaccuracies, breaches and non-fulfilled warranties, representations and covenants that would constitute an inaccuracy, breach or non-fulfillment of any representation, warranty or covenant but for the fact that, individually or in the aggregate, they do not satisfy such $20,000 threshold are hereinafter collectively described a "Nonmaterial Breaches". Once the aggregate of all Nonmaterial Breaches exceeds $20,000, then the aggregate amount of all such Nonmaterial Breaches (from the first dollar of such Nonmaterial Breaches) shall nevertheless be deemed breaches in respect of which BUYER may assert a claim pursuant to
Section 8 hereof.

A. Organization and Standing. SELLER is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted in the future and SELLER is qualified by virtue of existing licenses to do business in any jurisdiction permitted under the laws of Hong Kong. SELLER has delivered to BUYER complete and correct copies of its Memorandum and Articles of Association, licenses, Board of Director Resolutions and if required, shareholder approval. Such copies are true, correct, complete and properly executed (if applicable) and contain all amendments through the date of this Agreement, and will be true, correct and complete as of the Closing Date.

B. Capitalization and Ownership.

i. The authorized capital stock of SELLER consists of 3,800,000 shares of common stock, par value HK$1.0, of which 3,519,349 shares are issued and outstanding. There is no other class of capital stock authorized or outstanding. The issued and outstanding shares of SELLER Stock are duly authorized, validly issued in compliance with applicable law, are fully paid and non-assessable and are registered in the names of the shareholders in such amounts as appearing on the stock transfer books of SELLER. The outstanding SELLER Stock, together with any stock options granted by SELLER and any shares of capital stock issued pursuant to the exercise of any stock options, have not been issued in violation of securities laws, rules and regulations. The number of authorized, issued and outstanding shares of each class of capital stock of SELLER as of the Closing Date is set forth on Schedule 2(b)(i) attached hereto. Upon completion of the transaction contemplated hereby, fifty-eight & fifty-three hundredth percent (58.53%) of the outstanding capital stock of SELLER will have been transferred, sold and delivered to BUYER and all rights of any nature whatsoever to purchase or otherwise acquire any of the capital stock of SELLER shall have been terminated.

ii. There are (a) no dividends or other distributions accrued or declared but unpaid in respect of the shares of capital stock of SELLER; (b) no outstanding contracts, subscriptions, warrants, options or other rights of any kind
(including conversion, exchange or preemptive rights) to subscribe for or purchase any capital stock or other securities of SELLER; (c) no voting trusts, voting agreements or irrevocable proxies executed by SELLER; (d) no existing rights of SELLER or any other party to require SELLER to register any securities of SELLER or to participate with SELLER in any registration by SELLER of its securities; (e) no other agreements by SELLER which provide for the purchase, sale, pledge, lien, encumbrance or other transfer of the shares of common stock of SELLER or any other capital stock or securities of SELLER, authorized or not, or any restrictions thereon; and (f) no agreements, commitments or rights of SELLER or any other party to purchase, redeem or otherwise acquire any shares of SELLER.

C. Subsidiaries. SELLER does not own, directly or indirectly, any capital stock or other equity or ownership or voting interest (whether controlling or not) in any corporation, trust, partnership, association or business entity of any nature whatsoever save and except those already disclosed to BUYER.

D. Corporate and Individual Power; Validity of Agreements; Consents. SELLER have all requisite power and authority (including all corporate power and authority with respect to SELLER under its Memorandum and Articles of Association, Bylaws and the rules, regulations and laws of Hong Kong) to execute and deliver this Agreement and all of the agreements, instruments and other documents to be executed and delivered by SELLER incidental to the consummation of the transactions contemplated hereby ("Ancillary Documents") and to carry out and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all Ancillary Documents have been duly authorized by the Board of Directors of SELLER. No other approval, consent, waiver or authorization of, or filing or registration with, any governmental authority or third party is required on the part of SELLER for the execution, delivery or performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement is, and the Ancillary Documents are, duly executed and delivered by SELLER and constitute valid and binding obligations of the SELLER, legally enforceable against SELLER in accordance with their terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization or other laws now or hereafter in effect affecting the enforcement of creditors' rights generally and general principle of equity.

E. No Violation. Subject to the fulfillment of the requirements of Sections 6.A. hereof as applicable to SELLER, the execution, delivery and performance of this Agreement and the Ancillary Documents will not and do not result in any violation or breach of, be in conflict with, or constitute a default or event of default (whether by notice of lapse of time or both) or give rise to a right of termination, cancellation or acceleration under any provision of (i) the Memorandum and Articles of Association or Bylaws of SELLER, (ii) any law, rule or regulation, or any judgment, decree, order, ruling, or award of any court or governmental authority, domestic or foreign, applicable to SELLER or its business as conducted on the date of this Agreement and as expected to continue thereafter based on applicable law and regulations currently in existence, the violation of which would have a material adverse effect on the business of SELLER, taken as a whole; (iii) any license, certificate or permit (all such licenses, certificates or permits are set forth in Schedule 2(l) attached hereto) of SELLER; or (iv) any agreement, contract, understanding, indenture or other instrument to which SELLER is a party or by which its assets or business, or the shares of SELLER are bound; nor will such execution, delivery or consummation give to others any rights in or with respect to the shares of SELLER of any of the assets or businesses of SELLER or result in the creation of any lien, charge or encumbrance upon the shares of SELLER or any such assets or businesses.

F. Minute Books. The minute books and the corporate secretaries' files of SELLER have been made available to BUYER and shall be available until the Closing Date. SELLER agrees to provide a copy of its minutes books to BUYER before Closing and further agrees to provide BUYER copy of minute to be recorded in or filed into the minutes books after Closing. The minute books contain a complete and accurate summary of all meetings of or actions by directors and shareholders which were required for compliance with all material statutes and regulations and are in compliance with SELLER's Memorandum and Articles of Association and Bylaws.

G. Financial Statements. SELLER, prior to the Closing Date, will have delivered to BUYER true and correct copies of the following which shall be attached hereto as Schedule 2(g): the reviewed balance sheet, statement of income, statement of changes in shareholders' equity and statement of cash flows for the last fiscal year prior to June 30, 1999, which have been prepared and reviewed, at SELLER's expense, by Certified Public Accountants, including any and all related notes, supplementary information and exhibits thereto (the "Reviewed Financial Statements") and any monthly financial statement ended prior to 120 days prior to the Closing Date. SELLER has previously delivered to BUYER the unaudited balance sheet and statement of income of SELLER for the eight months ended February 28, 1999, any Corporate Income Tax Returns dated 1996 and 1997, 1998, and a complete schedule of all of the equipment owned by SELLER (the "Previous Financial Statements"). Such Previous Financial Statements are attached hereto as a part of Schedule 2(g). SELLER shall provide prior to the Closing Date either (i) copies of any management letter comments prepared by a firm of independent certified public accountants for SELLER in the previous five years and SELLER's responses thereto, or (ii) a certification by a director of SELLER that no such comments have been received with respect to such periods. The Reviewed Financial Statements and the Previous Financial Statements are sometime referred to herein as the "Financial Statements".

SELLER represents and warrants that the Financial Statements as of, and for the periods ending on, the respective dates thereof are and will be complete and correct in all respects and fairly present the information purported to be shown therein and (a) are and will be in accordance with, and have been derived from, the books and records of SELLER, (b) have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated except as stated therein, (c) fairly present the results of operations of SELLER as well as changes in shareholders' equity for the periods indicated, (d) fairly present the combined financial condition, assets and liabilities (fixed and contingent) of SELLER as of the dates thereof,
(e) make full and adequate provision for all fixed or contingent obligations, liabilities, or commitments of SELLER as of the dates thereof in accordance with GAAP, (f) reflect all accrued and unpaid benefits of SELLER's employees including, without limitation, vacation and holiday pay, sick leave and pension liability, and (g) do not contain any statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

H. Absence of Undisclosed Liabilities. SELLER does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, amounts owed to any Government Department), except as reserved or reflected in the Financial Statements or incurred in the ordinary course of business after the date hereof, which debt, liability or obligation would have, or could reasonably be expected to have, a material adverse effect on the business of SELLER, taken as a whole. There is no basis for the assertion against SELLER of any liabilities not reflected in the Financial Statements, except for liabilities incurred in the ordinary course of business after the date hereof.

I. Absence of Changes.

i. Since June 30, 1999, SELLER has conducted its business in the ordinary and usual course consistent with past practice so as to maintain and preserve intact its properties, businesses, and other assets including but not limited to the goodwill of customers and others having relations with SELLER.

ii. Since June 30, 1999, there has not been any change in or effect on the business of SELLER that has had an adverse effect on SELLER's business, operations, properties, assets, working capital, liabilities, relationship with marketing agents and brokers, prospects or condition (financial or otherwise), and no fact or condition exists or, to the knowledge of SELLER, is contemplated or threatened that has a reasonable probability of resulting in any change in or effect on the business of SELLER or that would result in an adverse effect on SELLER's business, operations, relationships with marketing agents and brokers, properties, assets, working capital, liabilities, prospects or condition (financial or otherwise). No representation or warranty is made by SELLER regarding the possible impact of future changes in the law of Hong Kong.

J. Insurance.

i. Schedule 2(j) sets forth a list of all SELLER policies of property, theft, fire, liability, workers' compensation, title, professional liability, life insurance, reinsurance, fidelity or any other insurance owned or maintained by SELLER or in which SELLER is a named insured or on which SELLER is paying any premiums. SELLER has provided BUYER with access to and copies of all SELLER policies listed on Schedule 2(j). All such SELLER policies are of a type customary in businesses such as those engaged in by SELLER and are and shall remain in full force and effect at all times through and as of the Closing Date, and none of the insured parties thereunder is in default with respect to any provision contained in any such insurance policies, or in the payment of premiums, nor has any party failed to give any notice or present any claim thereunder when due, to the extent such default, nonpayment or failure would have an adverse effect on SELLER. Except as set forth in Schedule 2(j) hereto, no claims have been settled during the preceding two (2) year period nor are there any claims outstanding with respect to any such policies which would have an adverse effect on SELLER.

K. Title to Properties and Assets; Liens, etc.

i. Save and except those already disclosed to BUYER, SELLER does not own any real property. Schedule 2(k) hereto is a true, complete and correct list of all personal property owned by SELLER including all patents, trademarks or copyrights and operating licenses which are material to the businesses thereof including all personal property reflected in the Financial Statement. All such personal property is under physical custody of SELLER, including personal property under capital leases.

ii. Except as otherwise set forth in the Financial Statements, SELLER has good and marketable title to all of its properties and assets, whether real, personal, mixed, tangible or intangible, in each case free and clear of all mortgages, liens, charges, encumbrances, security interests, adverse claims, contracts of sale, covenants, conditions or restrictions on use or transfer, or other defects of title of any kind or nature which would have an adverse effect on SELLER. None of the encumbrances set forth in the Financial Statements impairs or interferes with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise impairs the business operations conducted by SELLER in a manner which will have an adverse effect thereon.

iii. Schedule 2(k)(iii) also lists all leases and other agreement or instruments under which SELLER holds, leases or is entitled to the use of any real or personal property. All such leases and agreements are in full force and effect and all rentals, royalties or other payments due and payable thereunder prior to the date hereof have been duly paid. SELLER has made available to BUYER a true and correct copy of each lease and agreement for real property and for equipment utilized in the business of SELLER. Any property (real or personal) covered by the terms of such leases is presently occupied or used by SELLER as lessee under the terms of such leases for its business, and SELLER is entitled, by the term of such leases and under applicable laws, rules and regulations, to use any leased premises and/or property for the purposes for which and in the manner in which they are currently being used by SELLER. SELLER is not in default or in breach of any material provision of any of its leases or licenses, nor has any event occurred which, with the passage of time or giving of notice or both, would constitute a default or breach of material provision by SELLER thereunder. To SELLER's knowledge, none of the other parties to any of such leases or licenses is in default or in breach of any material provision of any of such leases or licenses. SELLER holds a valid leasehold or licensed interest in the property which it leases or which is licensed to it.

iv. The property, machinery and equipment listed on Schedule 2(k)(iv) are all of the property, machinery and equipment material to and used by SELLER in the ordinary course of its operations, are in good repair, well maintained, and in good and satisfactory operating condition, except for normal wear and tear and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations. To the best knowledge of SELLER, all property, machinery and equipment used by SELLER in their operations are in conformity with all applicable laws, ordinances, regulations, orders and other requirements currently in effect or scheduled to come into effect relating to their ownership, use and operation, the violation of which would have an adverse effect on the business, operations, properties, prospects, working capital, condition (financial or otherwise), liabilities or assets of SELLER.

L. Compliance with Law and Other Instruments. Attached as Schedule 2(l) is a list of all licenses, certificates and permits of SELLER, together with true and correct copies of each such license, certificate and permit, which licenses, certificates and permits are in full force and effect, and SELLER is in compliance with the terms, undertakings, conditions and provisions of such licenses, certificates and permits. Except where a violation or the non-compliance would have a material adverse effect on SELLER's business or financial condition, SELLER is in compliance with all laws, ordinances, rules, regulations and orders of all governmental or regulatory entities, bodies, agencies and commissions ("Regulatory Entities") which are material and applicable to the operation of its business as currently operated and as anticipated to be operated. No notice has been issued and no investigation or review is pending or, to the knowledge of SELLER, threatened by any Regulatory Entities (i) with respect to any alleged violation by SELLER of any law, ordinance, rule, regulation, order or guideline of any of the Regulatory Entities, or (ii) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of SELLER as operated currently and as anticipated to be operated. Except as otherwise set forth on Schedule 2(l), no proceeding is pending, or to the knowledge of SELLER, threatened, which could result in a revocation or denial to renew any license, permit, certificate, approval or other authorization required in connection with the operation of the business of SELLER as conducted on the date hereof and as SELLER proposes to conduct such business thereafter. There is no existing law, rule, regulation or order prohibits SELLER from conducting its business in any jurisdiction in which it is now conducting such business or in which it presently proposes to conduct business in the future.

M.  Regulatory  Filings.  Schedule  2(m)  contains  a list  of all  filings  and submissions (other than submission of forms and approvals) made to, and all inspection, audit or compliance survey reports received from, all federal and state regulatory bodies having jurisdiction over SELLER, and (i) each of the filings and submissions listed on Schedule 2(m) was in compliance with all applicable laws, rules and regulations in all material respects; (ii) none of the filings or submissions listed on Schedule 2(m) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary in order to provide the applicable Regulatory Entities with adequate information as to SELLER, subject to the jurisdiction of such Regulatory Entities; (iii) neither any of the SELLER or SELLER has received notice of, and, to the knowledge of SELLER, none of the applicable Regulatory Entities have threatened to issue notice of, any deficiencies (a) with respect to any filings or submissions listed on Schedule 2(m) or (b) with respect to the financial condition or conduct of the business of SELLER under applicable regulatory standards; and
(iv) neither any of the SELLER or SELLER has not submitted nor is presently preparing or planning to prepare any written response to any inspection, audit or compliance survey report or to any notice of deficiency relating to the ownership, operations or other activities of SELLER.

N. Material Contracts.

Except as previously set forth on a different Schedule, Schedule 2(n)(i) sets forth a true and complete list of all written or oral contracts (in the case of oral contracts, a summary description is provided), agreements, leases, mortgages, guarantees, matters of suretyship, powers of attorney, indemnity arrangements and commitments ("Contracts") to which SELLER is a party or by which any of its assets are bound and which in any case involve total payments or receipts by SELLER of $25,000 or more, or that do not expire within one year. All the Contracts constitute legal, valid and binding obligations of SELLER and
(i) are in full force and effect on the date hereof, and (ii) SELLER has not violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default, of any material provision of any Contract. To SELLER's knowledge, no other party to any of the Contracts is in default thereof. Except as set forth on Schedule 2(n)(ii),

SELLER has performed its obligations under all Contracts in all material respects and, to SELLER's knowledge, no party to any Contract has grounds to terminate such Contract. Except as set forth on Schedule 2(n)(iii), each Contract is with unrelated third parties and was entered into on an arm's length basis in the ordinary course of business. None of the transactions contemplated by this Agreement or any Ancillary Document creates in any party to the Contracts the right to revise the terms of, to demand a penalty or premium, to terminate or to accelerate any obligations of SELLER, or declare that such Contracts have been breached, and no facts or circumstances exist, or upon Closing will exist, which, with notice or lapse of time or both, would constitute a breach or default under any of the terms of any Contract. Correct and complete copies of all written Contracts disclosed on Schedule 2(n) have been made available to BUYER.

O. Litigation. Except as set forth and summarized in Schedule 2(o), there is no:
(i) action, suit, claim, proceeding, audit or investigation pending or, to the knowledge of SELLER, after inquiry of senior management and attorneys for SELLER, threatened by any private or governmental litigant or before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, against SELLER or any of its assets or employees, officers or directors (in their capacities as employees, officers or directors of SELLER) or against persons or entities who perform professional services under contract with SELLER; (ii) arbitration proceedings relating to SELLER or pending under collective bargaining agreements or otherwise; or (iii) governmental or professional inquiries pending or threatened against SELLER (including, without limitation any inquiry as to the qualification of SELLER to hold or receive any license or permit), and to the best of SELLER's knowledge, there is no basis for any of the foregoing as to SELLER or any of its employees, officers, directors or assets or as to entities or persons who perform professional services under contract with SELLER in connection with the performance of such services on behalf of, or rendered to SELLER. SELLER is not subject to any continuing injunction, judgment, or other order of any court, arbitrator, or governmental or quasi-governmental agency. SELLER is not in default under any order, license, regulation, or demand of any Federal, state, municipal or other governmental agency or regulatory body or with respect to any order, writ, injunction or decree of any court.

P. Fees and Commissions. Save and except the commission agreements signed between the BUYER and Agri-China Corporation Limited and SELLER and K.C. Tan and Co. Limited, no person, firm or other entity retained or procured by or through SELLER is entitled to or may claim any fee or other payment as a finder, broker, agent, intermediary or in similar capacity (collectively "Intermediary") nor is SELLER acting for the benefit of any person or entity (other than the parties to this agreement) in connection with the transactions contemplated by this agreement, and SELLER will indemnify and hold harmless BUYER from liability for any compensation to any Intermediary retained by, or claiming through SELLER and from the fees and expenses of defending against such liability or alleged liability. The foregoing indemnification is hereby made part of the indemnification obligation of SELLER pursuant to Section 8 hereof.

Q. Interested Party Transactions. Except as set forth on Schedule 2(q), no officer, director or shareholder, or any affiliate (defined below) of any such person or entity or of SELLER, has, either directly or indirectly, (i) an interest in any person or entity which (a) furnishes or sells services or products which are furnished or sold or furnishes or sells products or services which compete with products or services which are furnished or sold by or proposed to be furnished or sold by SELLER, or (ii) purchases from or sells or furnishes to SELLER any goods or services, or (b) has a beneficial interest in or is a party to any contract or agreement to which SELLER is a party or by which SELLER may be bound or affected, or has any direct or indirect interest (other than in his capacity as a shareholder of SELLER) in any property, real or personal, tangible or intangible of SELLER.

For purpose of this Agreement, the term "affiliate" shall mean any corporation, partnership, joint venture, person or other entity who directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with any other corporation, partnership, joint venture, person or other entity.

R. Taxes.

i. SELLER has accurately prepared and timely filed with the appropriate governmental authorities all Tax Returns and reports required to be filed by it under all applicable laws or regulations, including but not limited to payroll and other employee taxes which are required to be filed, and has paid, or made provision for the payment of, all amounts of Taxes which have or may have become due pursuant to said returns or reports or pursuant to any assessment which has been received by it or which are otherwise due by SELLER. SELLER has provided to BUYER true, accurate and complete copies of all such tax returns and all schedules and other supporting documents thereto filed by SELLER with all appropriate taxing authorities, including all communications relating thereto, for each of the last three (3) fiscal years. The provisions for Taxes reflected in the Financial Statements are, or will be, adequate for all Taxes for the periods ending on the respective dates of said Financial Statements and all years and periods prior thereto and for which SELLER may have been liable on such date. SELLER is not a party to any pending action, proceeding or audit, nor, to the knowledge of SELLER, is any such action, proceeding or audit threatened by any governmental authority for any assessment or collection of taxes, interest, penalties, assessments or deficiencies, and there is no basis for any assessment or collection of taxes, interest, penalties, assessments, deficiencies or for any deficiency notice, thirty (30) day letter, or similar notice with respect to Taxes. There are no tax liens on any of the properties or assets of SELLER. SELLER has made all payments of all Taxes required to be made under the Laws of Hong Kong and any comparable provisions law and have collected or withheld (and have duly remitted or deposited) all amounts required to be collected or withheld. SELLER has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect and there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns with the appropriate governmental authorities.

ii. For purposes of this Agreement, "Tax" or "Taxes" shall mean any and all taxes, levies, fees, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on SELLER, including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, worker" compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes, and customs duties; and "Tax Return" shall mean returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

S. Bank Accounts. Schedule 2(s) sets forth a true and correct list of the names and addresses of all banks and other institutions at which SELLER has accounts, borrowing resolutions, deposits or safety deposit bases, with the nature of such account, the account number, and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and the names and addresses of all persons, if any, holding a power-of-attorney on behalf of SELLER. Except as set forth on Schedule 2(s), all cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

T. Employees, Consultants, Independent Contractors and Agents.

i. Schedule 2(t)(i) contains, under the heading "Employment, Consulting and Other Personal Service Contracts", a true and correct list of all contracts (whether written or oral) with employees, marketing representatives, agents, independent contractors and consultants of SELLER, together with their titles or positions and the annualized amounts of base pay or compensation being paid to, or accrued for, each such person. Except as otherwise disclosed on Schedule 2(t)(i), no contract or agreement whether written or oral, requires SELLER to pay compensation, commissions (i.e., marketing sales of agent broker agreements) or other remunerations at any time subsequent to termination of such contract or agreement. SELLER has not guaranteed any bonus due and/or payable, now or in the future, to any employee, representative, agent, contractor or consultant.

ii. Schedule 2(t)(i) also contains a complete list of all employees, their date of hire, their position or job description, and their annualized compensation.

U. Environmental Matters. To the best knowledge of SELLER, after reasonable investigation and inquiry, the operations of SELLER comply with all applicable environmental and health and safety laws, regulations, ordinances and requirements. SELLER has obtained all environmental, health and safety permits, licenses, authorizations or other entitlement necessary for its operations, the lack of which could cause a material adverse effect on the business, operations, properties, assets, liabilities, working capital, prospects or condition
(financial or otherwise) of SELLER, and all such permits, licenses, authorizations or other entitlement are in good standing and SELLER is in compliance with all material terms and conditions of such permits. SELLER is not aware of, nor have SELLER made or filed, any report or notice reporting a release, spill, emission, leaking, disposal, discharge, leaching or migration into the indoor or outdoor environment of a waste, pollutant, hazardous substance, toxic substance, hazardous waste, extremely hazardous waste, medical waste, restricted waste, special waste, asbestos or any substance or waste relating to the operations or activities of SELLER, the presence of which will or could require remedial action.

V. Books and Records. The books and records of SELLER have been made available, and shall be available hereafter, to BUYER. Subject to the specific disclosures, exceptions, qualifications and limitations as to the matters represented and warranted herein, the books and records taken as a whole contain a complete and accurate record of the business and operations of SELLER and have been maintained in accordance with good business practices. SELLER has not engaged in any material transaction, maintained any bank account or used any of its corporate funds which has not been reflected in the regularly maintained books and records of SELLER.

W. Proprietary Rights. SELLER owns or possess adequate licenses or other rights to use all copyrights, uncopyrighted works, trademarks, service marks, trade names, patents, unpatented inventions, trade secrets, know-how and other proprietary rights necessary or desirable to conduct its business as now conducted and hereafter proposed to be conducted (collectively, the " Proprietary Rights") and has made all applications and licenses necessary therefor. All such Proprietary Rights are listed and briefly described on
Schedule 2(w). Neither the validity of the Proprietary Rights nor the title thereto or use thereof by SELLER is being questioned in any pending or threatened litigation and the conduct of the business of SELLER, as now or heretofore conducted, does not violate licenses, copyrights, uncopyrighted works, trademarks, service marks, trade names, trade name rights, patents, patent rights, unpatented inventions or trade secrets of others in any way which could have an adverse effect on the business, assets, liabilities, or conditions (financial or otherwise) of SELLER. To SELLER's knowledge, there is no infringement by others of any of the Proprietary Rights.

X. Letters of Intent. Except with respect to BUYER and as contemplated hereby, SELLER has not entered into a letter of intent, agreements in principle or other written agreement, whether binding or non-binding by its terms, with respect to any merger, sale of assets or other corporate transaction which could result in the sale, disposition or exchange of any material assets of SELLER, other than as contemplated by this Agreement.

Y. Receivables. All receivables of SELLER shown on the Financial Statements (except to the extent reflected on the Financial Statements as reserved against uncollectible receivables) are good and collectible in the normal course of business.

Z. Fraud and Abuse. To the knowledge of SELLER or SELLER's officers, directors and employees, as applicable, have not engaged in any activities which are prohibited under federal, state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud.

AA. Post Closing Liability of SELLER. Notwithstanding anything to the contrary herein, from and after the Closing Date, SELLER shall be liable for any breach, inaccuracy, non-fulfillment or misrepresentation of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Documents.


SECTION 3.  REPRESENTATIONS AND WARRANTIES OF BUYER.

BUYER represents and warrants to SELLER as follows, as of the date hereof and the Closing Date:

A. Organization and Standing. BUYER is a corporation organized, validly existing, and in good standing under the laws of the State of Utah, United States of America.

B. Corporate Power; Validity of Agreement; Consents. BUYER has all requisite corporate power and authority under its Articles of Incorporation, Bylaws and the Utah General Corporation Law to execute and deliver this Agreement and all of the agreements, instruments and other documents to be executed and delivered by BUYER incident to the consummation of the transaction contemplated hereby, (collectively, the BUYER Ancillary Documents) to which it is a party, and to carry out and perform its obligations under the terms of this Agreement and the BUYER Ancillary Documents. The execution, delivery and performance of this Agreement and the BUYER Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by BUYER. This Agreement and the BUYER Ancillary Documents have been duly executed and delivered by BUYER and constitute the legal, valid and binding obligations of BUYER, legally enforceable against it in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization or other laws now or hereafter in effect affecting the enforcement of creditors rights generally, and (ii) general principles of equity.

C. No Violation. Subject to the fulfillment of the requirements of Sections 6.A. hereof as applicable to BUYER, the execution, delivery and performance of this Agreement and the BUYER Ancillary Documents will not and do not result in any violation or breach of, be in conflict with, or constitute a default or event of default (whether by notice or lapse of time or both) or give rise to a right of termination, cancellation or acceleration under any provision of (i) the Articles of Incorporation or Bylaws of BUYER or (ii) any law, rule or regulation, or any judgment, decree, order, ruling, or award of any court or governmental authority, applicable to BUYER and its business as conducted on the date of this Agreement and as expected to continue thereafter based on applicable law and regulations currently in existence.


SECTION 4.  CONDUCT OF BUSINESS PENDING CLOSING; ASSETS.

A. Ordinary Course of Business. During the period from the date of this Agreement to the Closing Date and except as otherwise agreed to by the parties in writing, SELLER shall conduct, or shall have conducted, its operations according to its ordinary and usual course of business consistent with past practice. Until the Closing Date, SELLER shall also use its best efforts to preserve intact its business organization, contracts and properties, keep available the services of its officers and employees, maintain satisfactory relationships with licensors, suppliers, distributors, customers, employees, contractors and others having business relationships with SELLER. Without limiting the generality of the foregoing, prior to the earlier of the Closing Date or the termination of this Agreement, and except as otherwise required by this Agreement or any of the Ancillary Documents, SELLER shall not, without the prior written consent of BUYER:

i.        amend its Memorandum and Articles of Association;

ii. authorize for issuance, issue or deliver any additional shares of any stock of any class or securities convertible into shares of stock or issue or grant any right, option, warrant or other commitment for the issuance of shares of stock or such securities;

iii. split, combine or reclassify any shares of SELLER's capital stock or declare, set aside or pay any dividend (whether in cash, stock or property) in respect of SELLER's capital stock or redeem or otherwise acquire any of SELLER's capital stock;

iv. solicit or encourage any inquiries or proposals (other than with BUYER) for the acquisition of any of SELLER's capital stock, assets or business;

v. sell or purchase marketable securities owned by SELLER, if any;

vi. prepay expenses or obligations except in accordance with the terms of applicable contracts or agreements and in the ordinary course of business (or otherwise not to exceed $1,000);

vii. increase compensation and/or benefits for any of SELLER's employees, consultants or officers;

viii. terminate or enter into any employment or consulting contracts or any collective bargaining agreement;

ix. sell or dispose of or encumber any amount of SELLER's capital assets with an aggregate value of $5,000 or more or make any capital expenditures in an aggregate amount in excess of $5,000, or enter into, renew or extend any lease of capital equipment or real estate involving payments in an aggregate amount in excess of $5,000 for the term of the lease;

x. create, amend, extend, renew, assume, incur or guarantee any indebtedness either involving amounts in excess of $1,000, individually or in the aggregate which is not in the ordinary course of its business;

xi. enter into any contract or commitment (including employment, consulting and collective bargaining agreements) or engage in any transaction which is not in the usual and ordinary course of SELLER's business or which is inconsistent with SELLER's past practices and which is not terminable at will upon 30 days notice without penalty of any kind;

xii. create any stock option or other stock-based incentive plan;

xiii. acquire any other business or interest therein;

xiv. enter into, amend or terminate (other than by expiration) any material contract to which SELLER is a party or by which its assets are bound;

xv. amend, supplement or otherwise alter, in any material respect, any contracts or relationships with suppliers or customers, except as required hereunder or pursuant to any of the Ancillary Documents;

xvi. commence, compromise, settle, waive, approve or permit the settlement of, any litigation, proceeding, hearing, arbitration or other dispute or claim involving amounts in controversy of more than $1,000 in the aggregate, other than for fair consideration in the ordinary course of business consistent with past practice;

xvii. enter into any agreement or engage in any transaction with any affiliate, stockholder, director, officer or affiliate of SELLER;

xviii. make any change in the accounting practices of SELLER;

xix. fail to keep in full force and effect insurance covering SELLER and SELLER's assets comparable in amount and scope of coverage to that which is now maintained;

xx. fail to comply with any laws and regulations applicable to SELLER, or to the conduct of SELLER's business;

xxi. enter into any agreement or arrangements, written or oral, that would cause any of the statements contained in Section 2 to be untrue; or

xxii. enter into any contract or commitment to do any of the things described in Clauses (i) through (xxi) above.

B. Assets. The assets of SELLER as of the Closing Date (tangible and intangible) will include all the equipment, inventory and other assets being presently used in and necessary or useful for the conduct of or related to its business, except those consumed after the date hereof in the ordinary course of business or those sold with BUYER's express written consent.


SECTION 5.  ADDITIONAL AGREEMENTS.

A.       Access and Information.

i. SELLER has afforded and shall continue to afford BUYER and its accountants, counsel and other representatives full access for the period commencing on the date hereof through and as of the Closing Date to all of the properties, books, contracts, commitments, records and employees of SELLER and, during such period, shall furnish to BUYER all information concerning the business, properties and personnel of SELLER as BUYER may reasonably request, provided that no investigation pursuant to this Section 5 shall cure any breach of any representations or warranties of SELLER. BUYER shall take all reasonable efforts to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereby, including, without limitation, reviewing information requested by BUYER at a location in Hong Kong other than at the premises of SELLER during normal business hours when employees are present, and obtaining the consent of SELLER prior to contacting or otherwise communicating with any employee, supplier or customer of SELLER.

ii. SELLER shall use their best efforts and at BUYER's own cost to cause SELLER's independent auditors to make available copies of all such documents and information with respect to the business and properties of SELLER as representatives of BUYER may from time to time reasonably request, including, without limitation, the working papers used to prepare the Financial Statements and income tax returns filed by SELLER.

B. Notice of Changes. Between the date hereof and the Closing Date, SELLER, shall promptly advise BUYER in writing of any changes or matters which change or supplement the information set forth in this Agreement or the Schedules attached hereto; provided, however, that no such change or supplement shall cure any breach of any representations or warranties of SELLER. If, between the date hereof and the Closing Date, any authority of the Hong Kong SAR Government shall commence any examination, review, investigation, action, suit or proceeding against SELLER shall give prompt notice thereof to the BUYER and shall keep the BUYER informed as to the status thereof. BUYER shall have the right to be present at and participate in any such proceeding affecting SELLER or its status or operations.

C. Certain Defaults. SELLER shall give prompt notice to BUYER of any notice of default received by it subsequent to the date of this Agreement and prior to the Closing Date under any instrument or agreement to SELLER is a party or by which SELLER is bound, which default could, if not remedied, result in any adverse effect on SELLER's business, prospects, condition (financial or otherwise), properties, operations, working capital, liabilities, or assets or which would render incorrect any representation or warranty made herein.

D. Consents. Each party shall cooperate with the other party hereto and shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and proper or advisable to consummate and make effect, as soon as reasonably practicable, the transactions contemplated by this Agreement and use its best efforts to file all applications and information in order to obtain the Closing Date all licenses, permits, consents or other approvals required, respectively, to be obtained by each such party from any governmental authority or other person in connection with consummation of the transactions contemplated by this Agreement, including without limitation, all consents necessary from regulatory agencies and under supplier or lease agreements, so that the same will continue in effect after the Closing.

E. Notice of Breach. Each party shall immediately give notice to the others of the occurrence of any event, or the failure of any event to occur, that results in a breach of any representation or warranty contained herein by such party or a failure by such party to comply with any covenant, condition or agreement contained herein.

F. Expenses. Except as otherwise expressly provided herein or in any Ancillary Document, BUYER shall pay all of its costs and expenses incurred in connection with this Agreement and the transactions contemplated herein, and the SELLER shall pay all of the costs and expenses of the SELLER incurred in connection with this Agreement and the transactions contemplated herein.

G. Press Release. Prior to the Closing Date, neither BUYER nor SELLER shall issue any press releases concerning the terms and conditions of this Agreement or the transactions contemplated hereby without the prior review and approval of BUYER and SELLER, other than such announcements, filings or press releases as required by law.

H. Conduct. Except as provided by this Agreement or as BUYER may otherwise consent in writing, SELLER will enter into, any transaction, take any action or permit any event to occur which would result in any of the representations and warranties contained in this Agreement, or in any other agreement, certificate or other document delivered by or on behalf of SELLER, or any of their representatives, to BUYER in connection with this Agreement or the transactions contemplated herein, not being true and correct immediately after such transaction has been entered into or consummated or such event has occurred.

I. Further Assurances. At the request of BUYER, SELLER shall promptly take, or cause to be taken, all action, and do or cause to be done, all things, and execute and deliver, or caused to be executed and delivered, as the case may be, to BUYER or for the benefit of BUYER, all such further assignments, endorsements, and other documents as BUYER may reasonably request in order to consummate the transactions contemplated by this Agreement. At the request of SELLER, BUYER shall take all action, do all things, and execute and deliver to SELLER all such further assignments, endorsements, and other documents as SELLER may reasonably request in order to consummate the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or any of the Ancillary Documents, the SELLER, proper officers or directors of SELLER, or BUYER, as the case may be, shall take all such necessary action.

J. No Shop. Save and except those already disclosed to BUYER, until the Closing Date or the termination of this Agreement pursuant to Section 7 hereof, SELLER shall not solicit, directly or indirectly, any inquiries or proposals for the acquisition of any of the capital stock, assets or business of SELLER from, or furnish information relating to the foregoing to, or engage in negotiations or discussions relating to the foregoing with, or accept any proposal relating to the foregoing from, any corporation, partnership, person or other entity or group other than BUYER, and SELLER shall use all reasonable efforts to restrict any officer, director, employee, investment banker, attorney or other advisor retained by SELLER from doing any of the foregoing. SELLER shall, after closing, confidential documents and information or compilations of such documents or information provided to third parties, if any, in connection with any previous negotiations or discussions since January 1, 1999, relating to the foregoing. SELLER will, immediately upon receipt, advise BUYER orally and promptly thereafter in writing of any inquiry or proposal received for the acquisition of the capital stock, assets or business of SELLER.

K. Withholding. SELLER shall provide any certificates or affidavits required by BUYER so that BUYER shall not be required to withhold any taxes from amounts to be paid the SELLER hereunder.

L. Business Name. On and after the Closing Date, SELLER authorizes BUYER to use the corporate and/or trade names of SELLER for all purposes in connection with the operations of BUYER.

M. Intercompany Indebtedness. Prior to or as of the Closing Date, any obligation owed to SELLER by any officer, director, employee, agent or representative of SELLER shall be paid irrespective of the terms of repayment described in any note evidencing such obligation other than amounts advanced in the ordinary course of business under standard travel and expense plans in connection with any such person's employment, including for education purposes.

N. BUYER will, within 14 days from the date hereof, complete its due diligence covering the relevant business areas and information pertinent to the subject new share issuance. Such due diligence shall be at the sole cost and expense of BUYER.

O. SELLER will continue its existing operation and will use its best efforts to develop an electronic real time financial data distribution infrastructure targeting financial institutions and investors in the Greater China area as well as being involved in the business of an Internet Service Provider with focus on the investment and financial market.

P. BUYER will use its best effort to locate and transfer from North America technology and marketing ideas that can be adopted by SELLER in the Greater China area.

Q. Parties understand that further funding of approximately US$ 3 Million to US$ 5 Million will be required to finance the expansion of SELLER's services in the Greater China area.

R. BUYER will provide such guarantees as will relieve Mr. Stephen Tang of his obligations as guarantor to various banks and financial institutions that are now providing credit facilities to SELLER or its subsidiary.

S. Parties agree that SELLER's existing loans from SELLER's shareholders, in the approximate amount of HK$5,200,000, shall be settled in the following manner:

i. HK$2,000,000 shall be repaid by SELLER in twelve (12) equal monthly installments beginning from the end of the first month after Closing;

ii. The balance, being the amount of the existing shareholders' loan less the HK$2,000,000 to be repaid in the manner described hereinabove, shall be repaid by BUYER on behalf of SELLER by the issuance of shares of The Hartcourt Companies, Inc. in such number and quantity based on the per share value calculated according to Section 1.E. hereof. Sale of the shares of The Hartcourt Companies, Inc. so acquired by the SELLER's existing shareholders will be restricted within the first twelve (12) month after Closing. Save and except this restriction, BUYER warrants that the said shares shall rank pari-passu with all the existing shares of The Hartcourt Companies, Inc. and will continue to be freely tradable at NASDAQ.

T. SELLER will grant share options to employees and full time directors to subscribe for not more that 10% of the issued share capital of SELLER at terms and conditions to be decided by the board of directors subsequent to the Closing contemplated herein.

SECTION 6.  CONDITIONS PRECEDENT.

A. Conditions Precedent to Closing. Subject to waiver as set forth in Section 7.F. below, the respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

i. All statutory and regulatory requirements necessary for the valid consummation by BUYER and SELLER of the transactions contemplated by this Agreement and any Ancillary Documents shall have been fulfilled; all authorizations, consents, approvals and waivers of all Regulatory Entities necessary to be obtained in order to permit consummation of the transactions contemplated by this Agreement, including, without limitation, the consents set forth in Section 2.D., shall have been obtained. Parties hereto agree to promptly apply for any license, permit or other consent necessary to consummate the transactions contemplated under this Agreement and the Ancillary Documents.

ii. No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or governmental authority or regulatory body or other legal restraint or prohibition shall be in effect, and no proceeding, action, suit or claim brought or made by any governmental authority or regulatory body shall be pending or threatened that seeks any injunction, restraining order or other order or other relief, and no statute, rule, regulation or executive order shall have been enacted, promulgated or proposed, in each case, that would prohibit the consummation of the transactions contemplated by this Agreement; it being understood that the parties hereto shall use their best efforts to have any such injunction, ruling, order, restraint or prohibition (each, a ?Restraint) lifted and to oppose any action to impose a Restraint, and to reasonably extend the date set forth in Section 7.A.ii. hereof so long as such efforts are continuing in good faith.

iii. All approvals, consents, authorizations and waivers which SELLER is required to obtain to continue obligations or rights under the lease agreement of its office premises or Contracts after the Closing Date shall have been obtained.

iv. SELLER and BUYER each shall have complied with and performed in all material respects all of its obligations and duties hereunder as of the Closing Date and shall not have breached in any material respect any of the terms and conditions of this Agreement or the Ancillary Documents.

B. Conditions Precedent to Obligations of SELLER. Subject to waiver as set forth in Section 7.F. below, the obligations of SELLER to effect the transactions contemplated by this Agreement are subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

i. BUYER shall have performed and complied with all of the agreements and covenants contained in this Agreement required to be performed and complied by it on or prior to the Closing Date and the representations and warranties of BUYER contained in this Agreement shall be true in all material respects on the date hereof and as of the Closing Date.

ii. BUYER shall have delivered to SELLER copies of the actions of its Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Documents.

iii. No Restraint issued by any court of competent jurisdiction or governmental authority or regulatory body or other legal Restraint shall be in effect, and no proceeding, action, suit or claim brought or made by any governmental authority or regulatory body shall be rending or threatened that seeks any Restraint or other relief, and no statute, rule, regulation or executive order shall have been enacted, promulgated or proposed, in each case, that would prohibit the consummation of the transactions contemplated by this Agreement; it being understood that the parties hereto shall use their best efforts to have any such Restraint lifted and to oppose any action to impose a Restraint, and to reasonably extend the date set forth in Section 7.A.ii. hereof so long as such efforts are continuing in good faith.

C. Conditions Precedent to Obligations of BUYER. Subject to waiver as set forth in Section 7.F., the obligations of BUYER to effect the transactions contemplated by this Agreement are subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

i. SELLER shall have performed and complied with all of the agreements and covenants contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date and the representations and warranties of SELLER contained in this Agreement shall be true in all material respects on the date hereof and as of the Closing Date.

ii. No Restraint issued by any court of competent jurisdiction or governmental authority or regulatory body or other legal Restraint shall be in effect, and no proceeding, action, suit or claim brought or made by any governmental authority, regulatory body, or third party shall be pending or threatened that seeks any Restrain or other relief, and no statute, rule, regulation or executive order shall have been enacted, promulgated or proposed, in each case, that would prohibit the consummation of the transactions contemplated by this Agreement, it being understood that the parties hereto shall use their best efforts to have any such Restraint lifted and to oppose any action to impose a Restraint, and to reasonably extend the date set forth in Section 7.A.ii. hereof so long as such efforts are continuing in good faith.

iii. SELLER shall have delivered to BUYER a certificate to the effect that each of the conditions specified in Sections 6.C.i. and 6.C.ii. are satisfied in all respects.

iv. BUYER shall have received a certificate of SELLER dated as of the Closing Date certifying to the incumbency of the officers of SELLER signing for it and as to the authenticity of their signatures.

v. SELLER shall have delivered to BUYER certified copies of its written consent and unanimous resolution of its Board of Directors authorizing and approving the execution, delivery and performance of this Agreement.

vi. BUYER shall , concurrent with the closing hereof and upon completion of the subject new share issuance appoint five (5) directors to the Board of Directors of SELLER. SELLER shall retain its existing 4 directors, it being intended that the new Board of Directors shall have 9 members. SELLER shall deliver its duly executed Board of Directors' resolution to this effect at least five (5) business days prior to the Closing Date.

vii. SELLER's Reviewed Financial Statements and Previous Financial Statements shall be acceptable to BUYER and its representatives.

viii. Prior to the Closing Date, BUYER shall have received certified copies of release and termination agreements executed by all the shareholders of SELLER, and all other parties to, or which may be bound by, any shareholders' agreements, voting agreements, stock option agreements and any and all other similar agreements between current and/or past shareholders or employees of SELLER (collectively, the "Corporate Agreements"). The release and termination agreements to be provided hereunder shall be in form and substance acceptable to BUYER and shall provide for a full and complete release and termination of all Corporate Agreements.

ix. Prior to the Closing Date, BUYER shall have received an estoppel letter dated not more than three (3) business days prior to the Closing Date from the lessors of the office premises occupied by SELLER, in form and substance acceptable to BUYER, which estoppel letter(s) shall set forth all contracts between SELLER and such lessor, the term remaining under each such contract and shall certify that as of the date of such letter(s) (i) all such contracts are in full force and effect, (ii) to the best of their knowledge, no party to any such contract has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default, of any material provision of any such contract, (iii) to the knowledge of the lessor, no other party to any of such contracts, if any, is in default thereof, and (iv) the lessor consents to and approves the transactions contemplated in this Agreement.


SECTION 7.  TERMINATION, AMENDMENT AND WAIVER; DEFAULT.

A. Termination. This Agreement may be terminated at any time prior to the Closing Date;

i. By mutual agreement of SELLER and BUYER;

ii. By the Non-Defaulting Party, in the event of a Completed Default pursuant to
Section 7.B. hereof, upon written notice of default and a fifteen (15) business day cure period.

B. Default Generally. In the event that prior to the Closing Date, any party hereto fails in the due performance or observance of its obligations under this Agreement, or any of its representations or warranties set out herein is breached or determined to be materially inaccurate as of the date of this Agreement or as of the Closing Date, then so long as such state of facts continues, such party (a "Defaulting Party") shall be deemed to be in default ("Default"). In such event, the other party ("Non-Defaulting Party") may deliver a written notice identifying the claimed failure, breach or inaccuracy. If said failure or breach is not or cannot be cured within fifteen (15) business days after the delivery of written notice, or said inaccurate representation or warranty is not or cannot be made true within fifteen (15) business days after the delivery of written notice, a "Completed Default" may be declared by the Non-Defaulting Party.

C. Default by SELLER. In the event of a Completed Default by the SELLER, BUYER may (in its sole discretion):

i. terminate this Agreement and (a) bring an action against SELLER and/or SELLER for damages and/or (b) make a Claim (as defined in Section 8.A. hereof) against SELLER as provided in Section 8.A. hereof; or

ii. consummate the purchase of the SELLER Stock by requiring SELLER to continue to satisfy their other covenants and agreements provided herein and, in furtherance thereof, bring an action against SELLER for equitable relief, including an action for specific performance, and further to make a claim against SELLER for any damages or losses suffered by BUYER as a result of the default.

No partial exercise of any remedy provided above shall preclude any further exercise thereof.

D. Default by BUYER. Prior to the Closing Date, in the event of a Completed Default by BUYER, SELLER may:

i. terminate this Agreement and (i) bring an action against BUYER for damages and/or (ii) make a Claim against BUYER as provided in Section 8.B. hereof; or

ii. Consummate the sale of the SELLER Stock by requiring BUYER to continue to satisfy their other covenants and agreements provided herein and, in furtherance thereof, bring an action against BUYER for equitable relief, including an action for specific performance.

No partial exercise of any remedy provided above shall preclude any further exercise thereof.

E. Effect of Termination. In the event of termination of this Agreement by either SELLER or by BUYER as provided in this Section 7, no party hereto shall have any further liability hereunder; provided, however, such termination shall not relieve a party whose breach of this Agreement gave rise to such termination from liability for damages for such breach and provided further that the indemnification provisions of Section 8 hereof and the confidentiality provision of Section 9 hereof will survive any such termination.

F. Extension; Waiver. At any time, any party may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein for its benefit or in any document delivered to it pursuant hereto, and/or (iii) waive compliance with any of the agreements or conditions contained herein for its benefit to the extent legally permissible. Any agreement on the part of a party hereto to such extension or waiver shall not be valid unless set forth in an instrument in writing signed on behalf of such party and shall not operate as an extension or waiver of any subsequent or other failure.


SECTION 8.  INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

A. Indemnification by SELLER. Subject to Section 8 hereof, SELLER, if this transaction is not completed, agrees to indemnify, defend and hold harmless BUYER and its respective directors, officers, employees, agents, affiliates, successors, attorneys and assigns (collectively, "Indemnitee") from and against any and all losses, claims, demands, damages, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and amounts paid in settlement of any claim, act or suit) of every kind, nature and description (each, a "Claim" and collectively, "Claims") suffered by Indemnitee based upon, arising out of or otherwise in respect of:

i. any inaccuracy in or breach or non-fulfillment of any representation, warranty, covenant or agreement of the SELLER contained in this Agreement or in any Ancillary Document, certificate or other documents delivered by or on behalf SELLER pursuant to this Agreement;

ii. the ownership, management and conduct of SELLER's business prior to and including the Closing Date, including, but not limited to, Claims arising out of termination of any of SELLER's employees, if any, as of and including the Closing Date, except for Claims fully reflected or reserved against on the Financial Statements; or

iii. Any act or omission of SELLER, or any of their respective agents and employees in respect of periods prior to and including the Closing Date, except for Claims fully reflected or reserved against on the Financial Statements.

Any cost resulting from the undisclosing of liabilities by SELLER will be offset against SELLER by reducing the existing shareholders' loan by the same amount.

B. Indemnification by BUYER. Subject to Section 8 hereof, BUYER agrees to indemnify, defend and hold harmless SELLER and its directors, officers, employees, agents, affiliates, successors, attorneys and assigns (collectively, "SELLER Indemnitee") from and against any and all Claims, costs , expenses cost, demands, damages, liabilities, deficiencies (including, without limitation, reasonable attorney's fees and disbursements and amounts paid in settlement of any claim, act or suit) of every kind, nature and description (each, a "Claim" and collectively, "Claims") suffered by SELLER Indemnitee based upon, arising out of or otherwise in respect of any inaccuracy in or breach or non-fulfillment of any representation, warranty, covenant or agreement of BUYER contained in this Agreement or in any Ancillary Document, certificate or other documents delivered by or on behalf of BUYER pursuant to this Agreement.

The rights of Indemnitee and SELLER Indemnitee to indemnification hereunder shall not be prejudiced or limited in any manner by any right to indemnification under any of the Ancillary Documents and each such right of indemnification and agreements shall be cumulative. An Indemnitee or SELLER Indemnitee may proceed against the other party with respect to all or any portion of a Claim.

C.  Notice and Opportunity to Defend.

i. Promptly after receipt by an Indemnitee or SELLER Indemnitee of notice of the assertion of any Claim or discovery of any fact upon which such party expects to make a claim for indemnification hereunder, the Indemnitee or SELLER Indemnitee shall give the party or parties who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing such Claim or fact in reasonable detail; provided, however, that the failure of the Indemnitee or SELLER Indemnitee to provide notice of the Claim promptly after the Indemnitee or SELLER Indemnitee receives notice of such Claim shall not relieve the Indemnifying Party of its obligations to indemnify the Indemnitee or SELLER Indemnitee with respect to such Claim except to the extent that such failure actually prejudices the Indemnifying Party hereunder. Such Indemnifying Party shall have the right, at such Party's option, to compromise or defend, at such Party's own expense and by such Party's own counsel, any such matter involving the asserted liability of the Indemnitee or SELLER Indemnitee as to which the Indemnifying Party shall have acknowledged its obligation to indemnify the party seeking indemnification hereunder; provided that counsel for the Indemnifying Party shall be approved by the Indemnitee or SELLER Indemnitee; and provided further that the Indemnifying Party shall not, without the consent of the Indemnitee or SELLER Indemnitee, consent to the entry of any judgment or enter into any settlement that adversely affects the business or operations of the Indemnitee or SELLER Indemnitee or that does not include the giving by the claimant or plaintiff to such Indemnitee or SELLER Indemnitee of a release from all liability with respect to such Claim for litigation. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, such party shall promptly notify the Indemnitee or SELLER Indemnitee of such party's intention to do so, and the Indemnitee or SELLER Indemnitee agrees to cooperate fully with the Indemnifying Party and such party's counsel in the compromise of, or defense against, any such asserted liability. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. In any event, the Indemnitee or SELLER Indemnitee shall have the right at its own expense to participate in the defense of such asserted liability.

ii. An Indemnitee or SELLER Indemnitee shall not compromise or settle any matter which, if sustained, would entitle the Indemnitee or SELLER Indemnitee to indemnification hereunder from SELLER or BUYER, as the case may be, which consent shall not be unreasonably withheld or delayed. Mr. Stephen Tang (including any successor designated by the unanimous written consent of SELLER) is hereby irrevocably designated as the SELLER agent for purposes of consenting to any compromise or settlement in accordance with this Section 8.B.ii. and each shall have authority to determine the validity of, satisfy, compromise, settle or otherwise to adjust any Claims on behalf of SELLER which may, in the sole judgment of either of them, affect the liability of SELLER to any Indemnitee or SELLER Indemnitee pursuant to this Agreement.

D. Survival of Representations and Warranties. All representations and warranties of SELLER contained herein (including all schedules and exhibits hereto) or in any certificate, Schedule or other instrument or document delivered pursuant to this Agreement and the Ancillary Documents and the provisions of this Section 8 shall survive the execution hereof and Closing Date for a period of two (2) years from and after the Closing Date, except that with respect to any warranty or representation with respect to Taxes and/or any willful, intentional or knowing misrepresentation of SELLER or any of the officers, directors, employees, agents or representatives of SELLER (collectively "SELLER and their Agents"), such warranty and representation shall survive until the later of the end of said two- year period or expiration of the applicable statute of limitations pursuant to which BUYER or any Indemnitee or SELLER Indemnitee can seek recovery from SELLER and its Agents.

SECTION 9.  CONFIDENTIALITY.

A. Respective Obligations. Each of the parties hereto and their respective representatives will hold in confidence any data and information obtained with respect to any other party, or the business of any other party, from any representative, officer, director or employee of such party, or from any books or records of such party in connection with this Agreement or the transactions contemplated by this Agreement, and shall not use such data and information except for the reasonable due diligence purposes of such party exclusively related to the transactions contemplated hereby. No party receiving such confidential information shall disclose such information to any person except for such party's officers, directors, independent accountants, legal counsel or other representatives (collectively, "Representatives") with a need to know such information for the purpose of evaluating the transactions contemplated hereby. The parties will inform their respective Representatives that by receiving any such confidential information, they are agreeing to be bound by the terms of this Section 9. Confidential information shall not include information in the public domain, information published or disseminated by the party generating such information without restriction to other persons, information which is independently developed by the other party, information identified in writing by the furnishing party as not being confidential or information which is required by any applicable law or regulation to be disclosed.

B. Survival. The obligations and rights of the parties under this Section 9 shall survive any expiration or termination of this Agreement for any reason whatsoever.

C. Termination. If this Agreement is terminated pursuant to Section 7, all copies of written data and information, including copies in the possession of such Party's Representatives, obtained by any of the parties hereto from any other party shall be returned promptly to the relevant party upon request therefore by the party providing such data or information or that Party's counsel. Each party hereto agrees to use all reasonable efforts to keep confidential any information obtained by it unless and until such information is ascertainable from public or published information or trade sources or is otherwise a matter of public knowledge or unless the information is needed in connection with any on-going dispute among the parties hereto. Each party shall keep all information confidential and shall not use such information for such Party's benefit in the event this Agreement is terminated pursuant to Section 7.

The obligations under this Section 9 are in addition to the and not in lieu of obligations arising under any other confidentiality or similar agreement between BUYER and any of the other parties hereto.

SECTION 10.   MISCELLANEOUS.

A. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without regard to principles of conflicts of laws to the extent that such principles would require the application of the laws of any jurisdiction other than the State of California.

B. No Assignment; Successors and Assigns. BUYER may assign its rights and obligations hereunder to any entity wholly owned by BUYER, without the consent of notice to SELLER. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, are binding upon and are enforceable by and against the parties and their respective legal representatives, successors and permitted assigns. SELLER may not assign their rights and obligations hereunder without the written consent of BUYER.

C. Entire Agreement. This Agreement (including all the Exhibits and Schedules hereto) constitutes the full and entire understanding and agree among the parties with regard to the subject matter hereof and supersedes all prior negotiations, understandings and representations, both written and oral, if any, made by and among such parties, including, without limitation, the Memorandum of Understanding dated June 18, 1999, between SELLER and BUYER.

D. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of receipt, if delivered personally;
(ii) seven (7) days after being mailed by registered or certified mail, return receipt requested; (iii) upon delivery by commercial overnight courier (e.g., Federal Express, DHL, etc.), return receipt or confirmation of delivery requested; or (iv) by facsimile transmission with voice confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

i. If to BUYER to:

  The Hartcourt Companies, Inc.
  1198 E. Willow St.
  Long Beach, CA 90806 USA
  (562)426-9796
  Fax# (568)426-8896


ii. If to SELLER to:

  Financial Telecom Limited
  308 Hang Bong Commercial Centre,
  28 Shanghai Street
  Kowloon, Hong Kong
  (862)2868-0668
  Fax#(852)2877-5021

E. Cooperation. The parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to expeditiously consummate or implement the transactions contemplated by this Agreement.

F. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

G. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default theretofore or thereafter occurring act as a waiver of any other breach or default under this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing subject to the provisions of
Section 7 hereof. Except as otherwise provided herein, all remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

H. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

I. Severability. If any provision of this Agreement or any Ancillary Document entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

J. Attorney's Fees. In the event any arbitration, litigation or other legal action or proceeding is brought between the parties to enforce any provision of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party will be entitled to an award of judgment for all reasonable costs incurred by reason of such proceeding, including reasonable attorneys' fees even if incident to appellate, bankruptcy, post-judgment or alternative dispute resolution proceedings, payments owed to arbitrators, travel expenses, per diem expenses, witness fees, investigative fees, paralegal fees and all other reasonable charges billed by an attorney for the prevailing party. A party not entitled to recover its costs shall not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

K. Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled subject to the provisions of Section 9 hereof, in addition to all other rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security, unless the court adjudicating the motion for equitable relief otherwise requires a bond, in which case the parties agree that a bond in the amount of $1,000 is sufficient and appropriate.

L. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any Ancillary Document. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

M. Rules of Construction. In this Agreement, unless the context otherwise requires, words in the singular include the plural and in the plural include the singular, and words of masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender, and the word "his" may include "its".

N. Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the federal and state courts located in Los Angeles County, California, in any and all actions between or among any of the parties hereto, whether arising hereunder or otherwise.



IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.




BUYER:

THE HARTCOURT COMPANIES, INC.,
a Utah corporation, USA



By:_________________________
       Alan V. Phan, Chairman


SELLERS:

FINANCIAL TELECOM LIMITED,
a Hong Kong corporation



By:_________________________
   Stephen Tang, Managing Director

Schedule 1(a)(iv)

Bonus, Compensation, Health and Other Plans

Bonus
Bonus may be paid to the staff members from time to time based on staff performance and profitability of the company while such payment is solely at the discretion of the company.


Compensation - Overtime
Overtime work with prior approval of immediate supervisor is subject to overtime pay based on the following formula :-

       Overtime pay per hour = Basic monthly salary / 8 hours / 30 days x 1.5

Minimum overtime work being 30 minutes.

Compensation - Vacation Leave and Casual Leave

Staff member having completed the probation period is entitled to pay vacation leave of :

         14 working days for the first year 17 working days for the second year and thereafter
         21 working days per year for staff member who is also the authorized signatory of the company

Vacation leave entitlement is calculated on the fiscal year basis from July 1 to June 30 starting from the joining date of staff member. A maximum of 14 days of unclaimed leave is allowed for rolling over to the succeeding fiscal year, while the unclaimed leave in excess of 14 days will be forfeited.

Casual leave application will be considered on the merits of the individual case and requires approval by the department head in advance, whenever possible. Casual leave taken wil offset the balance of vacation leave of the staff member.


Compensation - Advance Leave
No advance leave will be allowed to staff member except under the following situations :

       Examinations
       Marriage
       Emergency

and provided that sound and proven evidence is available for consideration and approval by supervisor, and that the staff member has served the company for more than 3 months. Under NO circumstances however, that more than 7 days of advance leave will be granted.

Schedule 1(a)(iv)  continued

Compensation - Meal and Travel Allowance
Meal allowance of HK$30 will be paid to staff member having overtime work of over 3 hours and that such work period either cover 1:00 pm on Saturdays and Holidays or 8:30 pm on weekings.

Travel allowance of HK$30 will be paid to staff member having overtime work beyond 10:00 pm on any working day or on Sunday or public holiday.

Compensation - Education Allowance
Subject to prior approval by department head, staff member will be entitled to reimbursement of education fees including course fees and examination fees on subjects directly related to the job nature of the staff member.

Health Plan [Refer to Attachment 1(a)(iv)] Staff member is entitled to company medical benefits from either :

      Government Hospital / Clinics Consultations
      Staff member to pay 100% of total bill amount first and to claim for reimbursement of 70% from the company subsequently

      Doctors of the SMS Group
      Staff member to pay 30% of the bill for General Care consultation in clinic, remaining 70% to be settled by the company. For Specialist Care consultation referred by the General Care doctors, staff will have to pay HK$140 in clinic, remaining HK$160 to be settled by the company. For laboratory and X-ray tests referred by the panel doctors, staff will have to pay 30% of the bill and the company will settle the remaining 70%.

      A ceiling of HK$3,000 on the above benefits will be applicable to each staff member per annum.

      Hospitalization Allowance
      A ceiling of HK$3,000 for reimbursement of hospitalization expenses will also be applicable to each staff member per annum

Schedule 2(b)(i)

Authorized, Issued and Outstanding Capital Stock

COMMON STOCK

Authorized:

[   8,800,000    ] Shares Authorized.

Outstanding:   3,519,349


 Shareholder                       Shares                   Percentage

Bowland International Limited      3,427,349                97.39%

Tang Wing On                          92,000                 2.61%
                                   ---------                -------
                                   3,519,349               100.00%

No other common stock is outstanding.

PREFERRED STOCK

NIL

Schedule 2(g)

FINANCIAL STATEMENTS

                                   Attachment
Details                                                          Reference
-------------------------------------------------------------    -------------

Audited Financial Statements for the year ended June 30, 1996         2(g)-1

Audited Financial Statements for the year ended June 30, 1997         2(g)-2

Audited Financial Statements for the year ended June 30, 1998         2(g)-3

Financial Statement for the eight (8) months ended February 28, 1999  2(g)-4

Schedule 2(j)

Insurance Policies and Claims

Refer to Attachment 2(j)


I N S U R A N C E    P O L I C I E S

                                                 Policy             Expiry    Insurance                    Sum
Coverage Details                                 Number              Date     Company                    Insured
                                                                                                          (HK$)

Financial Telecom Limited
Employee' Compensation                           W53-041442        31/12/99   Wing Lung Insurance         $1,427,000
Public Liability - Office                        W53-041443        31/12/99   Wing Lung Insurance         $2,000,000
Public Liability - Satellite Disc & Equip.       W53-041444        31/12/99   Wing Lung Insurance         $5,000,000
Public Liability - Transmission Sites            W53-041445        31/12/99   Wing Lung Insurance         $5,000,000
Burglary                                         W53-041446        31/12/99   Wing Lung Insurance           $120,000
Money In Transit                                 W67-045012        30/06/00   Wing Lung Insurance            $30,000
Commercial Fire - Transmitter & Equip.           W11-137909        30/06/00   Wing Lung Insurance           $900,000
Fire & Extended Perils - F & F, Computers        100000805         02/02/00   Sedgwick                    $1,350,000


Topomedia
Buildings - Hang Bong Commercial Centre          W11-136533        16/05/00   Wing Lung Insurance         $5,000,000


Bowland
Buildings - Hang Bong Commercial Centre          W11-136532        16/05/00   Wing Lung Insurance         $3,000,000


Schedule 2(k)

Material Personal Property

NIL

Schedule 2(k)(iii)

Real Property Leases


                                     Office

Landlord:                         Bowland International Ltd

Agreement Details:                Leased Agreement of Office Premises

Leased Location:                  Shop No. 5 & 6, 3/F, Hang Bong Commercial
                                  Centre
                                  28 Shanghai Street, Kowloon, Hong Kong

Current Period:                   Feb 5, 1999 to Feb 4, 2002

Monthly Rental:                   HK$21,573.00 per month
                                  (rates, utility bills and management fee are paid by Tenant)

Refer to Attachment 2(k)(iii)-1



                               Transmission Sites

Refer to Attachment 2(k)(iii)-2

Schedule 2(k)(iv)

Property, Machinery and Equipment

Refer to Attachment 2(k)(iv)

Schedule 2(l)

Licenses, Certificates and Permits and
Pending/Threatened Proceedings


Licenses:
                                                                             Effective /        Attachment
Authority Name                         Licence Details                       Expiry Date        Reference


Office of the Telecommunications       Public Radiocommunication             May 1, 1996 /          2(l)-1
  Authority                              Service Licence                     April 30, 2006
(Licence No: 054)

Post Office Telecom Licensing          Radio Dealers Licence (Restricted)    Jan 11, 1988 /         2(l)-2
  Office - Hong Kong                                                             **


** No expiry date. Agreement is continuous until notice of termination from either party.


Certificate:
                                                                             Issue               Attachment
Issuance Office                        Name of Certificate                   Date                Reference


Registrar of Companies                 Certificate of Incorporation          Jun 10, 1983           2(l)-3

Inland Revenue Department              Business Registration Certificate     Jun 10, 1999           2(l)-4
                                                                             (renew annually)


Schedule 2(m)

Regulatory Filings


Filing Document                        Year of Filing      Attachment Reference

Annual Return                             1999                   2(m)-1

Profits Tax Computation                   1996/97                2(m)-2

Profits Tax Computation                   1997/98                2(m)-3

Profits Tax Computation                   1998/99                2(m)-4

Schedule 2(n)(i)

Material Contracts


                                                                                 Effective /    Attachment
Vendor                                 Contract Details                          Expiry Date     Reference


Bowland International Ltd              Tenancy Agreement for Office Premises     Feb 5, 1995 /     2(n)(i)-1
                                                                                 Feb 4, 2002

China Motion Telecom (HK) Ltd          Radio Paging Network Operation            Mar 1, 1998 /     2(n)(i)-2
                                                                                     **

Hong Kong Futures Exchange Ltd         Provision of Real Time Composite Signal   Jan 1, 1998 /     2(n)(i)-3
                                                                                     **

Internet Access H.K. Ltd               Real-time Online Financial Data and        Jul 29, 1996 /   2(n)(i)-4
                                         Information through Internet                **

Korea Leasing (Hong Kong) Ltd          Property Mortgage Loan to Bowland         May 17, 1994 /    2(n)(i)-5
                                         International Ltd on Office Premises    May 16, 2009


Omega Research                         International Reseller on Omega's         Feb 20, 1998 /    2(n)(i)-6
                                         Product in Hong Kong                    Feb 19, 2000

Shanghai VSAT Network Systems          Transmission of Real-time AFX news        May 6, 1998 /     2(n)(i)-7
  Co Ltd                                 through Satellite for News Translation       **

Sino Information Services Co Ltd       Distribution of Financial Data and        Jan 19, 1996 /    2(n)(i)-8
                                         Information from Bank of China            **



                                                                                 Effective /    Attachment
Vendor                                 Contract Details                          Expiry Date     Reference

Commodity Quotations, Inc.             ComStock Information Distribution         Dec 1, 1990 /     2(n)(i)-9
                                         License Agreement                             #

Stock Exchange Information             Provision of Market Datafeed Service      Apr 1, 1998 /     2(n)(i)-10
  Services Ltd                                                                         **

Tse's Forex Investment Co Ltd          Distribution of Foreign Exchange          Sep 26, 1995 /    2\(n)(i)-11
                                         Quotation from Tse's Co.                       **

Commodity Quotations, Inc.             ComStock Service Marketing                May 1, 1991 /     2(n)(i)-12
                                         Representative Agreement                       #


** No expiry date. Agreement is continuous until notice of termination from either party.

# Renewed by verbal agreement. Valid until notice of termination from either party.

Schedule 2(n)(ii)

Contracts in Default

NIL

Schedule 2(n)(iii)

Related Party Contracts


Nature of Contract:            Tenancy Agreement

Party:                         Bowland International Ltd

Relationship:                  1.    Mr  Tang   Ping  Wing is both the  Director
                                     of    Bowland    International    Ltd   and
                                     Financial Telecom Ltd.

                               2. Mr Tang Wing On is both the shareholder of Bowland International Ltd and Financial Telecom Ltd.

Refer to Attachment 2(n)(iii)

Schedule 2(o)

Litigation Summary

NIL

Schedule 2(q)

Interested Party Transactions.

NIL

Schedule 2(s)

Bank Accounts


Bank Name                      Address                     Account No.                  Signatories

Wing Lung Bank Ltd         Ground Floor                   S/A#06-201-6354-2             Class A & B
                           12 Queen's Road Central        C/A#06-000-4115-6
                           Hong Kong

Standard Chartered Bank    Shop 101                       C/A#343-0-007752-1            Class A & B
                           One Exchange Square
                           Central, Hong Kong

Bank of China              Bank of China Tower            C/A#012-875-00203399          Class A & B
                           1 Garden Road Central
                           Hong Kong

Hongkong Bank              Shop 101, Pioneer Centre       S/A#472-1-006163              Class A & B
                           750 Nathan Road, Kowloon       C/A#472-017680-001
                           Hong Kong

Bank of East Asia Ltd      Ground Floor                                                 Class A only
                           10 Des Voeux Road Central      C/A#514-40-33884-2
                           Hong Kong


Signatories of Class A includes: Tang Wing On, Pang Kam Wing & Tang Ping Wing Signatories of Class B includes: Yeung Lai Ping & Lai Shuk Har

Remarks: All bank signature must be signed by two signatories and one of the signatory must be in Class A.

Schedule 2(t)(i)

Employment, Consulting and Other Personal Service Contracts


                              Employment Contracts

Employee  Position/Job Description  Hire Date Annual Salary

Refer to Attachment 2(t)(i)  (inside sealed envelope)


                              Consulting Contracts

Name of Party                  Service                              Monthly Charge        Termination

ABC Data & Telecom Ltd         General consultancy and computer     HK$27,000             3 months advance *
                                 software development                                       notice

Mr Eric Yuen                   General consultancy on software      HK$3,000 plus         1 month advance **
                                 development                        HK$250 per hour         notice


*       Agreement being prepared

**      Verbal contract

Schedule 2(w)

Proprietary Rights

Right     Description    Expiration


NIL

                                ESCROW AGREEMENT



         This ESCROW AGREEMENT (the "Agreement") is effective as of September 9, 1999 by and among The Hartcourt Companies, Inc., a Utah corporation, whose principal executive office is located at 1198 E. Willow St., Long Beach, CA 90806 ("Buyer"), Financial Telecom Limited ("Seller"), a Hong Kong corporation with principal office at 308 Hang Bong Commercial Centre, 28 Shanghai Street, Kowloon, Hong Kong and Patrick Chan & Co., whose principal office is located at 18/F, The China and South Sea Building, 22-26 Bonham Strand, Sheung Wan, Hong Kong (the "Escrow Agent"), with reference to the following facts:

RECITALS:

         WHEREAS, Buyer and Seller have entered into a separate agreement on August 17, 1999 for the purchase and sale of 58.53 percent of the common shares of Seller, for the purchase price of 4.713 Hong Kong Dollars per share, total shares being 4,964,990 common shares of FTL the total purchase price being HK$23.4 Million which purchase price is payable as follows: Fifty (50%) percent of said purchase price (HK$11.7 Million) shall be paid in cash and a like sum to be paid in common shares of Buyer or any acceptable NASD listed company under the following terms, conditions and schedules, and

         WHEREAS, Buyer and Seller do hereby agree that the purchase price shall be paid as follows:

         A. On or before September 20, 1999, Buyer shall deposit with the Escrow Agent HK$ 3.9 million (hereinafter called "Escrow B1") and Seller shall deposit 827,498 of its common shares with said Escrow Agent (hereinafter called "Escrow S1"). Upon receipt of Escrow B1 by the Escrow Agent, the Seller hereby irrevocably authorizes the Escrow Agent to release and the Escrow Agent shall release Escrow S1 to the Buyer. Upon receipt of Escrow S1 by the Escrow Agent, the Buyer irrevocably authorizes the Escrow Agent to release and the Escrow Agent shall release Escrow B1 to the Seller.

         B. On or before October 15, 1999, Buyer will deliver to the Escrow Agent its common shares or common shares of another acceptable NASD listed company equivalent in value to HK$ 11.7 Million (hereinafter called "Escrow B2") with the price per share and consequential number of shares determined in accordance with the formula agreed to in the previously executed purchase agreement of August 17, 1999. Seller will inform the Escrow Agent in writing the contents of Escrow B2 on or before October 15, 1999. Seller will deliver 4,137,492 of its common shares (hereinafter called "Escrow S2") which shares represent the balance of its shares which shall result in Buyer having Fifty-Eight and Fifty Three Hundredths (58.53%) Percent ownership of Seller. Upon fulfillment of these conditions by Buyer and Seller, the Escrow Agent is hereby authorized by Buyer and by Seller to deliver Escrow S2 to Buyer and Escrow B2 to Seller.

         C On or before October 20, 1999, Buyer shall pay directly to Seller HK$
3.9 Million.

         D. On or before November 20, 1999, Buyer shall pay directly to Seller HK$ 3.9 Million in final payment of its purchase.
 .
Buyer and Seller further agree and understand that the provisions herein contained shall supercede and take precedence over the "payment" provisions previously executed by Buyer and Seller in the Stock Purchase Agreement and the above provisions A, B, C and D replace Section 1-A.iii of the Stock Purchase Agreement executed by and between Buyer and Seller.


         WHEREAS, Buyer and Seller have requested the Escrow Agent to act as escrow agent for the transactions contemplated in this Agreement, and to accept the delivery of documents, funds and shares, and to disburse such shares, funds and documents, in accordance with the terms of this Agreement; and

         WHEREAS, the Escrow Agent is amenable to acting in such separate and independent capacity pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively "parties," and individually "party") agree as follows:

AGREEMENT:

         1. ACCEPTANCE OF DOCUMENTS, FUNDS AND SHARES; RELATIONSHIP TO BUYER

The Escrow Agent agrees to accept for retention all documents, funds and shares from Buyer and Seller, which may only be disbursed as described above. Buyer and Seller acknowledge and agree that the Escrow Agent is performing this service at the request of, and as an accommodation to Buyer and Seller. Except for the duties of the Escrow Agent to disburse documents, funds and shares as provided by the Agreement, the Escrow Agent shall have no duties or obligations to Buyer or Seller or any of them, and, in any event, the Escrow Agent shall not be presumed, implied or otherwise construed to be acting as legal counsel to Buyer or Seller or any of them. The Escrow Agent shall have no responsibility for any funds or shares not transmitted to the Escrow Agent.

         2. RESPONSIBILITIES AND DUTIES OF THE PARTIES

            (a) Deliveries by the Parties: Delivery of the escrow items shall be made in the manner and amounts as above set forth in Sections A and B above written.

         3. DISBURSEMENT OF ESCROWED DOCUMENTS, FUNDS AND SHARES TO THE BUYER AND SELLER

            (a) In the event that all the terms of this Agreement are complied with, and Buyer and Seller have fulfilled all requirements set forth for each, then in that event the Escrow Agent shall disburse to each documents, funds and shares in accordance with Sections A and B hereinabove set forth.

         4. DISCHARGE OF ESCROW AGENT'S OBLIGATIONS

The obligations of the Escrow Agent for the documents and shares received hereunder shall terminate upon the disbursement of all documents and shares to Buyer pursuant to the terms of this Agreement.

         5. COMPENSATION

The Escrow Agent shall receive such compensation for its services hereunder as shall be agreed to by Buyer, Seller and the Escrow Agent.

         6. MATTERS PERTAINING TO ESCROW AGENT

            (a) No Liability for Acts; Indemnity. The Escrow Agent shall not be personally liable for any act it may do or omit to do under this Agreement while acting in good faith and in the exercise of its best judgment. In the event of a dispute between Buyer and Seller, except as otherwise expressly provided herein, the Escrow Agent is authorized and directed to disregard any and all notices or warnings given by Buyer, excepting only: (i) orders or process of court; or (ii) instructions jointly executed by Buyer and Seller. The Escrow Agent is hereby expressly authorized to comply with and obey any and all orders, judgments or decrees issued by any court and any instructions jointly executed by Buyer and Seller. Buyer and Seller shall indemnify the Escrow Agent and hold it harmless from and against any and all damages, including attorneys' fees, which the Escrow Agent may suffer or incur by reason of the compliance by the Escrow Agent with any such order, judgment or decree, notwithstanding that any such order, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated, or found to have been entered without jurisdiction.

            (b) Right to File Interpleader Action. The Escrow Agent has the absolute right, at the Escrow Agent's election, to file an action in interpleader in a court of proper jurisdiction requiring Buyer to answer and litigate their claims and rights among themselves, and the Escrow Agent is authorized to deposit with the clerk of the court all documents, funds and shares held by it pursuant to this Agreement. In the event such action is filed, Buyer agrees to equally pay all costs, expenses and reasonable attorneys' fees which the Escrow Agent incurs in such interpleader action. Upon filing of such action, the Escrow Agent shall thereupon be fully released and discharged from all obligations to further perform any duties or obligations otherwise imposed by the terms of this Agreement.

            (c) Sole Agreement between the Parties. The Escrow Agent shall not be bound in any way by any other agreement between Buyer and Seller as to which the Escrow Agent is not a party, whether or not the Escrow Agent has knowledge thereof. The Escrow Agent shall have no duties or responsibilities except as expressly set forth in this Agreement. The Escrow Agent may rely conclusively on any certificate, statement, request, waiver, receipt, agreement or other instrument which the Escrow Agent believes to be genuine and to have been signed and presented by an appropriate person or persons, including copies and facsimiles.

            (d) Performance and Release. The retention and distribution of the documents, funds and shares in accordance with the terms and provisions of this Agreement shall fully and completely release the Escrow Agent from any obligation or liability assumed by the Escrow Agent hereunder as to such documents, funds or shares.

            (e) No Liability for Acceptance of Documents, Funds or Shares. The Escrow Agent shall not be liable in any respect for verifying the identity, authority or rights of the parties executing or delivering or purporting to execute and/or deliver the documents, funds or shares deposited hereunder.

            (f) Indemnity. Buyer and Seller will indemnify, defend (with counsel acceptable to the Escrow Agent) and hold the Escrow Agent harmless against any and all losses, damages, claims and expenses, including reasonable attorneys' fees, that may be incurred by the Escrow Agent by reason of its compliance with the terms of this Agreement. If, as a result of any disagreement between Buyer and/or adverse demands and claims being made by any of them upon the Escrow Agent, the Escrow Agent shall become involved in litigation, including any interpleader action brought by the Escrow Agent as provided for in this Agreement, Buyer and Seller shall be liable to the Escrow Agent, on demand, for all costs, expenses and attorneys' fees that the Escrow Agent shall incur and/or be compelled to pay by reason of such litigation.

         7. REPLACEMENT OF ESCROW AGENT

            In the event the Escrow Agent is or becomes unwilling or unable to act in such capacity for any reason, Buyer and Seller shall jointly appoint a successor.

         8. MISCELLANEOUS

            (a) Cooperation. Each party agrees, without further consideration, to cooperate and diligently perform any further acts, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

            (b) Interpretation.

               (i) Survival. All representations and warranties made by any party in connection with any transaction contemplated by this Agreement shall, irrespective of any investigation made by or on behalf of any other party hereto, survive the execution and delivery of this Agreement, and the performance or consummation of any transaction described in this Agreement.

               (ii) Entire Agreement/No Collateral Representations. The parties expressly acknowledge and agree that this Agreement, (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof and that this escrow agreement shall complete the relevant and necessary agreement among the parties, (2) supersedes any prior or contemporaneous agreements, proposals, commitments, guarantees, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind as pertains to creation of this escrow, whether oral or written (collectively and severally, the "prior agreements"), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements. No prior drafts of this Agreement, and no words or phrases from any prior drafts, shall be admissible into evidence in any action or suit involving this Agreement.

               (iii) Amendment; Waiver; Forbearance. Except as expressly provided otherwise herein, neither this Agreement nor any of the terms, provisions, obligations or rights contained herein, may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument or instruments signed by all of the parties to this Agreement. No waiver of any breach of any term, provision or agreement contained herein, or of the performance of any act or obligation under this Agreement, or of any extension of time for performance of any such act or obligation, or of any right granted under this Agreement, shall be effective and binding unless such waiver shall be in a written instrument or instruments signed by each party claimed to have given or consented to such waiver and each party affected by such waiver. Except to the extent that the party or parties claimed to have given or consented to a waiver may have otherwise agreed in writing, no such waiver shall be deemed a waiver or relinquishment of any other term, provision, agreement, act, obligation or right granted under this Agreement, or any preceding or subsequent breach thereof. No forbearance by a party to seek a remedy for any noncompliance or breach by another party hereto shall be deemed to be a waiver by such forbearing party of its rights and remedies with respect to such noncompliance or breach, unless such waiver shall be in a written instrument or instruments signed by the forbearing party.

               (iv) Remedies Cumulative. The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

               (v) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws, then, and in that event: (1) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable; and (2) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest extent provided by law.

               (vi) Time of the Essence. It is expressly understood and agreed that time of performance is strictly of the essence with respect to each and every date, term, condition, obligation and provision hereof and that the failure to timely perform any of the terms, conditions, obligations or provisions hereof by any party shall constitute a material breach and a noncurable (but waiveable) default under this Agreement by the party so failing to perform.

               (vii) Parties in Interest. Notwithstanding anything else to the contrary herein, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, if any, as may be permitted hereunder, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

               (viii) No Reliance Upon Prior Representation. Each party acknowledges that: (1) no other party has made any oral representation or promise which would induce them prior to executing this Agreement to change their position to their detriment, to partially perform, or to part with value in reliance upon such representation or promise; and (2) such party has not so changed its position, performed or parted with value prior to the time of the execution of this Agreement, or such party has taken such action at its own risk.

               (ix) Headings; References; Incorporation; "Person"; Gender; Statutory References. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof

            (c) Enforcement.

               (i) Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles) of the jurisdiction as is set forth in the Stock Purchase Agreement entered into between the parties.

               (ii) Consent to Jurisdiction; Service of Process. Any "action or proceeding" (as such term is defined below) arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of California located within the County of Los Angeles, State of California, United States of America. Each party generally and unconditionally accepts the exclusive jurisdiction of such courts and venue therein; consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint in accordance with the notice provisions of this Agreement; and waives any defense or right to object to venue in said courts based upon the doctrine of "forum non conveniens." The term
"action or proceeding" is defined as any and all claims, suits, actions, hearings, arbitrations or other similar proceedings, including appeals and petitions therefrom, whether formal or informal, governmental or non-governmental, or civil or criminal.

               (iii) Recovery of Fees and Costs. If any party institutes or should the parties otherwise become a party to any action or proceeding based upon or arising out of this Agreement including, without limitation, to enforce or interpret this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or any provision hereof, or for a declaration of rights in connection herewith, or for any other relief, including equitable relief, in connection herewith, the "prevailing party" (as such term is defined below) in any such action or proceeding, whether or not such action or proceeding proceeds to final judgment or determination, shall be entitled to receive from the non-prevailing party as a cost of suit, and not as damages, all reasonable fees, costs and expenses of enforcing any right of the prevailing party (collectively, "fees and costs"), including, without limitation: (1) reasonable attorneys' fees and costs and expenses; (2) witness fees (including experts engaged by the parties, but excluding shareholders, officers, employees or partners of the parties); (3) fees, costs and expenses of accountants and other professionals; and (4) any and all other similar fees incurred in the prosecution or defense of the action or proceeding including, without limitation, fees incurred in the following: (A) postjudgment motions; (B) contempt proceedings; (C) garnishment, levy, and debtor and third party examinations; (D) discovery; and (E) bankruptcy litigation. All of the aforesaid fees and costs shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of the aforesaid fees, costs and expenses incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. The term "prevailing party" is defined as the party who is determined to prevail by the court after its consideration of all damages and equities in the action or proceeding, whether or not the action or proceeding proceeds to final judgment (the court shall retain the discretion to determine that no party is the prevailing party in which case no party shall be entitled to recover its fees and costs under this section 9(d)).

            (d) Successors and Assigns. All of the representations, warranties, covenants, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party and such party's respective successors and permitted assigns, spouses, heirs, executors, administrators and personal and legal representatives.

            (e)  Notices.   Unless  otherwise   specifically  provided  in  this
Agreement,  all  notices,  demands,  requests,   consents,  approvals  or  other
communications (collectively and severally called "notices") required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (i) personal delivery (which form of notice shall be deemed to have been given upon delivery); (ii) by telegraph or by private airborne/overnight delivery service (which forms of notice shall be deemed to have been given upon confirmed delivery by the delivery agency); (iii) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of notice shall be deemed delivered upon confirmed transmission or confirmation of receipt); or (iv) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of notice shall be deemed to have been given upon the fifth 5th business day following the date mailed). Each party, and their respective counsel, hereby agree that if notice is to be given hereunder by such party's counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing notice provisions. Notices shall be addressed at the addresses hereinabove set forth in the introductory section of this Agreement or to such other address as the receiving party shall have specified most recently by like notice, with a copy to the other parties hereto. Any notice given to the estate of a party shall be sufficient if addressed to the party as provided in this section. Any party may, at any time by giving five (5) days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

            (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

            (g) Execution by All Parties Required to be Binding; Electronically Transmitted Documents. This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimiled document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        "BUYER"
                                        THE HARTCOURT COMPANIES, INC.
                                        a Utah corporation


                                        By:
                                             ---------------------------------
                                             Dr. Alan Phan, President

                                        "SELLER"
                                        FINANCIAL TELECOM LIMITED
                                        a Hong Kong Corporation


                                        By:
                                             ----------------------------------
                                             Stephen Tang, Managing Director


                                        "ESCROW AGENT"
                                        PATRICK CHAN & CO,
                                        Solicitors


                                        By:
                                             ----------------------------------